Exhibit 99.1
PART I
ITEM 1. BUSINESS
General
Visteon Corporation (the “Company” or “Visteon”) is a leading global supplier of climate, electronics, interiors and lighting systems, modules and components to global automotive original equipment manufacturers (“OEMs”). Headquartered in Van Buren Township, Michigan, Visteon has a workforce of approximately 26,500 employees and a network of manufacturing operations, technical centers and joint ventures in every major geographic region of the world. The Company was incorporated in Delaware in January 2000 as a wholly-owned subsidiary of Ford Motor Company (“Ford” or “Ford Motor Company”). Subsequently, Ford transferred the assets and liabilities comprising its automotive components and systems business to Visteon. The Company separated from Ford on June 28, 2000 when all of the Company’s common stock was distributed by Ford to its shareholders.
Effective October 1, 2005, the Company transferred 23 of its North American facilities and certain other related assets and liabilities to Automotive Components Holdings, LLC (“ACH”), an indirect, wholly-owned subsidiary of Ford (the “ACH Transactions”). The transferred facilities included all of the Company’s plants that leased hourly workers covered by Ford’s Master Agreement with the United Auto Workers Union (“UAW”), and accounted for approximately $6.1 billion of the Company’s total product sales for 2005, the majority being products sold to Ford.
Following the completion of the ACH Transactions and in January 2006, the Company announced a multi-year improvement plan that involved the restructuring of certain underperforming and non-strategic plants and businesses to improve operating and financial performance and to reduce costs. The multi-year improvement plan, which was initially expected to affect up to 23 facilities, was completed during 2008 and addressed a total of 30 facilities and businesses, including 7 divestitures and 14 closures. These activities resulted in sales declines of $1 billion and $675 million during the years ended December 31, 2008, and 2007, respectively.
During the latter part of 2008 and through 2009, weakened economic conditions, largely attributable to the global credit crisis, and erosion of consumer confidence, negatively impacted the automotive sector. On May 28, 2009, the Company and many of its domestic subsidiaries filed voluntary petitions for reorganization relief under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in response to the resulting sudden and severe declines in global automotive production and the related adverse impact on the Company’s cash flows and liquidity. On August 31, 2010, the bankruptcy court entered a confirmation order confirming the debtors’ plan of reorganization and the Company emerged from bankruptcy on October 1, 2010.
Additional details regarding the status of the Company’s Chapter 11 Proceedings are included herein under Note 4, “Voluntary Reorganization under Chapter 11 of the United States Bankruptcy Code,” to the consolidated financial statements included in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Annual Report on Form 10-K.
The Company’s Industry
In general, the automotive industry is cyclical, highly competitive, capital intensive, and sensitive to changes in overall economic conditions. Global economic instability and the lack of available credit drove significant declines in consumer confidence during the latter part of 2008, which resulted in rapid and severe decreases in vehicle sales and triggered major production cuts across OEMs globally. These conditions lasted well into 2009 and placed considerable strain on the entire automotive supply chain, resulting in numerous bankruptcies of OEMs and suppliers alike. During 2010, the global automotive industry began to recover from the unprecedented downturn of 2009, as evidenced by double digit production volume increases for most global OEMs. However, while industry production volumes increased from the trough of 2009 levels, current volumes remain lower than peak levels of the recent past, driven largely by the U.S. market. The global automotive sector also experienced a significant uptick in governmental regulation over vehicle safety during 2010, as evidenced by the U.S. government levying the highest-ever fine on an OEM for the alleged deliberate delay in recalling potentially flawed vehicles. These economic realities and regulatory events, combined with the continued emergence of developing global markets and shifting consumer preferences, have resulted in significant structural change within the global automotive sector and have set the stage for future industry growth.
Significant developments and trends affecting the global automotive industry are summarized below.
•	Globalization — The automotive sector is rapidly globalizing. Accordingly, the entire automotive supply chain must balance resources and production capacity to most efficiently address diverse consumer needs and preferences as well as unique market dynamics. Developing automotive markets including Brazil, Russia, India and China, represent significant growth opportunities attributable to the increasing income levels of a growing and significant middle class in these countries and their need and desire to achieve basic mobility. However, vehicle affordability remains a challenge in these markets, highlighting the need to meet divergent requirements of consumers in both mature and emerging markets. To lower costs, OEMs are expected to continue to shift their production facilities from high-cost regions such as North America and Western Europe to lower-cost regions such as Brazil, Russia, India and China. Through these localization efforts, labor and transportation costs can be lowered, while positioning operations in markets with the highest potential for future growth. Additionally, to serve multiple markets cost effectively, OEMs continue to reduce the overall number of individual vehicle platforms and move to fewer global vehicle platforms, which typically are designed in one location but are produced and sold in many different markets around the world. This allows for design cost savings and further scale of economies through the production of a greater number of models from each platform.

The continued globalization of the automotive industry is pushing OEMs and suppliers to move to a more collaborative “design-to-cost” approach, where innovative solutions are applied to technology available in current products resulting in a much simpler variant with a lower cost, while ensuring safety and performance. Supporting OEM low cost vehicle design and development also presents suppliers with the opportunity to participate in the reinvention of how vehicles will be designed and assembled in the future. Additionally, suppliers having operations in the geographic markets in which OEMs produce global platforms enables suppliers to meet OEMs’ needs more economically and efficiently, thus making global coverage a source of significant competitive advantage for suppliers with a diverse global footprint.

•	Governmental involvement — Governments in all major countries have a significant influence on the automotive sector through various environmental, energy, economic, labor and consumer safety policies and regulations. Such policies and regulations can impact vehicle design, as well as, production and assembly processes. Recent policy-making and regulatory efforts have resulted in more stringent automobile emissions standards requiring smaller and lighter vehicles and steering innovation efforts toward cleaner energy sources. During the global economic crisis that started in late 2008 and ran through the majority of 2009, governments took a significant role in supporting the automotive sector through various financial investment mechanisms and end-consumer targeted incentive programs. Most recently, vehicle safety has been the subject of significant governmental involvement in the form of fines and penalties for OEMs failing to respond timely to product safety issues through product recall campaigns.

As suppliers become increasingly integrated in vehicle design and development, particularly in relation to the supply of vehicle modules and systems, exposure to costs associated with product recall and warranty have increased. Additionally, as OEMs migrate to fewer global vehicle platforms, product recall and warranty issues tend to be of a much larger scale and magnitude. Successful automotive suppliers must possess a demonstrated track record of consistently providing customers with high quality and conforming parts.

•	Fuel efficiency and green initiatives — In the wake of the increased cost of petroleum-based fuel, global regulatory momentum to reduce emissions, and consumer demand for more environmentally friendly products, OEMs have turned to alternative fuel combustion engines, electric vehicles and other environmentally conscious technologies. Gas-electric hybrid vehicles, as well as, all-electric and hydrogen vehicles are increasing in popularity with consumers. Additionally, OEMs are designing their vehicles with more renewable materials and are reducing the level of volatile organic compounds in their vehicles. Successful suppliers must enable the green initiatives of their customers and maintain their own environmentally conscious approach to manufacturing on a global basis.

•	Vehicle safety, comfort and convenience — Consumers are increasingly interested in products that make them feel safer and more secure. Accordingly, OEMs are incorporating more safety oriented technologies into their vehicles such as air bags, anti-lock brakes, traction control, adaptive and driver visibility enhancing lighting and driver awareness capabilities. Digital and portable technologies have dramatically influenced the lifestyle of today’s consumers who expect products that enable such a lifestyle. This requires increased electronic and technical content such as in-vehicle communication, navigation and entertainment capabilities. While OEMs are taking different paths to connect their vehicles to high-speed broadband internet connections in the short-term, future vehicles are expected to be built with vehicle-to-vehicle connectivity systems. To achieve sustainable profitable growth, automotive suppliers must effectively support their customers in developing and delivering integrated products and innovative technologies at competitive prices that provide for differentiation and that address consumer preferences for vehicle safety, comfort and convenience. Suppliers that are able to generate new products and add a greater intrinsic value to the end consumer will have a significant competitive advantage.

•	Customer price pressures and raw material cost inflation — The highly competitive nature of the automotive industry drives a focus on cost and price throughout the entire automotive supply chain. Virtually all OEMs have aggressive price reduction initiatives each year with their suppliers. Further, suppliers are continually challenged by the volatile nature of critical manufacturing inputs, specifically, commodity-driven raw material and energy costs. Generally, the increased costs of raw materials and components used in the manufacture of the Company’s products have been difficult to pass on to customers and the need to maintain a continued supply of raw materials has made it difficult to resist price increases and surcharges imposed by suppliers. Accordingly, suppliers must be able to reduce their operating costs in order to maintain profitability. Visteon has taken and continues to take difficult, but necessary steps to reduce its costs to offset customer price reductions and increasing costs through operating efficiencies, new manufacturing processes, collaborative design efforts, sourcing alternatives, restructuring actions and other cost reduction initiatives.
Financial Information about Segments
The Company’s operations are organized in global product lines, including Climate, Electronics, Interiors, and Lighting. Further information relating to the Company’s reportable segments can be found in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K (Note 23, “Segment Information,” to the Company’s consolidated financial statements).

The Company’s Products and Services
The following discussion provides an overview description of the products associated with major design systems within each of the Company’s global product lines.
Climate
The Company designs and manufactures components, modules and systems that provide automotive heating, ventilation, air conditioning and powertrain cooling.

Climate Products	Description
Climate Systems	The Company designs and manufactures fully integrated heating, ventilation and air conditioning (“HVAC”) systems. The Company’s proprietary analytical tools and systems integration expertise enables the development of climate-oriented components, sub-systems and vehicle-level systems. Products contained in this area include: evaporators, condensers, heater cores, climate controls, compressors, air handling cases and fluid transport systems.

Powertrain Cooling Systems	The Company designs and manufactures components and modules that provide cooling and thermal management for the vehicle’s engine and transmission, as well as for batteries and power electronics on hybrid and electric vehicles. The Company’s systems expertise and proprietary analytical tools enable development of components and modules to meet a wide array of thermal management needs. Products contained in this area include: radiators, oil coolers, charge air coolers, exhaust gas coolers, battery and power electronics coolers and systems and fluid transport systems.

Electronics
The Company designs and manufactures advanced in-vehicle entertainment, driver information, wireless communication, climate control and body and security electronics products.

Electronics Products	Description
Audio / Infotainment Systems	The Company produces a wide range of audio/infotainment systems and components to provide in-vehicle information and entertainment, including base radio/CD head units, infotainment head units with integrated DVD/navigation, premium audiophile systems and amplifiers, and rear seat family entertainment systems. Examples of the Company’s latest audio/infotainment products include digital and satellite radios, HD™ and DAB™ broadcast tuners, MACH® Voice Link technology and a range of connectivity solutions for portable devices.

Driver Information Systems	The Company designs and manufactures a wide range of instrument clusters and displays to assist driving, ranging from standard analog-electronic clusters to high resolution, fully-configurable, large-format digital LCD devices for the luxury vehicle segment.

Electronic Climate Controls and Integrated Control Panels	The Company designs and manufactures a complete line of climate control modules with capability to provide full system integration. The array of modules available varies from single zone manual electronic modules to fully automatic multiple zone modules. The Company also provides integrated control panel assemblies which incorporate audio, climate and other feature controls to allow customers to deliver unique interior styling options and electrical architecture flexibility.

Powertrain and Feature Control Modules	The Company designs and manufactures a wide range of powertrain and feature control modules. Powertrain control modules cover a range of applications from single-cylinder small engine control systems to fully-integrated V8/V10 engine and transmission controllers. Feature control modules typically manage a variety of powertrain and other vehicle functions, including controllers for fuel pumps, 4x4 transfer cases, intake manifold tuning valves, security and voltage regulation systems and various customer convenience features.
Interiors
The Company designs and manufactures cockpit modules, instrument panels, door and console modules and interior trim components

Interiors Products	Description
Cockpit Modules	The Company’s cockpit modules incorporate structural, electronic, climate control, mechanical and safety components. Customers are provided with a complete array of services including advanced engineering and computer-aided design, styling concepts and modeling and in-sequence delivery of manufactured parts. The Company’s cockpit modules are built around its instrument panels which consist of a substrate and the optional assembly of structure, ducts, registers, passenger airbag system (integrated or conventional), finished panels and the glove box assembly.

Door Panels and Trims	The Company provides a wide range of door panels /modules as well as a variety of interior trim products.

Console Modules	The Company’s consoles deliver flexible and versatile storage options to the consumer. The modules are interchangeable units and offer consumers a wide range of storage options that can be tailored to their individual needs.

Lighting
The Company designs and manufactures head lamps, rear lamps, and other lighting components.

Lighting Products	Description
Head Lamps	The Company designs and manufactures a wide variety of headlamps (projector, reflector or advanced front lighting systems), utilizing light-generating sources including light emitting diode (“LED”), high intensity discharge (“HID”) and halogen-based systems. To enhance driver visibility and safety, Visteon has developed advanced front lighting systems (“AFS”) that include features that change the beam pattern based on steering wheel angles and other vehicle conditions. Second generation AFS systems utilize GPS and on-board cameras that allow drivers to automatically use high beams without effecting oncoming traffic.

Rear Lamps	The Company designs and manufactures rear combination lamps utilizing both incandescent and LED light sources. LED’s provide customers with an innovative style and appearance with reduced power consumption and enhanced life over conventional incandescent sources.

Other Lamps	The Company designs and manufactures multiple variations of center high-mounted stop lamps, fog lamps and side lights utilizing light emitting diodes and halogen based systems.

Electronic Control Modules	The Company designs and manufactures a variety of electronic control modules specifically for lighting applications. These modules include controls for AFS, automatic headlamp leveling, LED arrays and LED driver modules (“LDM”). Electronics have become an increasingly important element of lighting systems that allow for the integration of visibility, safety functionality and styling with the electronic architecture of the vehicles.
Services
The Company’s Services operations provide various transition services in support of divestiture transactions, principally related to the ACH Transactions. As of August 31, 2010, the Company ceased providing all services, including the leasing of salaried and hourly employees, to ACH in connection with the ACH Termination Agreement, as discussed further below.
The Company’s Customers
The Company sells its products primarily to global vehicle manufacturers including Bayerishe Motoren Werke AG (“BMW”), Chrysler Group LLC (“Chrysler”), Daimler AG (“Daimler”), Ford, General Motors Company (“General Motors”), Honda Motor Co., Ltd. (“Honda”), Hyundai Motor Company (“Hyundai”), Kia Motors (“Kia”), Mazda Motor Corporation (“Mazda”), Mitsubishi Motors (“Mitsubishi”), Nissan Motor Company, Ltd. (“Nissan”), PSA Peugeot Citroën, Renault S.A. (“Renault”), Toyota Motor Corporation (“Toyota”) and Volkswagen, as well as emerging new vehicle manufacturers in Asia. To a lesser degree, the Company also sells products for use as aftermarket and service parts to automotive original equipment manufacturers and others for resale through independent distribution networks. The Company’s largest customers are Hyundai Kia Automotive Group and Ford, accounting for 29% and 25%, respectively, of 2010 product sales.

The Company records revenue when persuasive evidence of an arrangement exists, delivery occurs or services are rendered, the sales price or fee is fixed or determinable and collectibility is reasonably assured. Price reductions are typically negotiated on an annual basis between suppliers and OEMs. Such reductions are intended to take into account expected annual reductions in the overall cost to the supplier of providing products and services to the customer, through such factors as manufacturing productivity enhancements, material cost reductions and design-related cost improvements. The Company has an aggressive cost reduction program that focuses on reducing its total costs, which are intended to offset customer price reductions. However, there can be no assurance that the Company’s cost reduction efforts will be sufficient to fully offset such price reductions. The Company records price reductions when specific facts and circumstances indicate that a price reduction is probable and the amounts are reasonably estimable.
The Company’s Competition
The automotive sector is concentrated, but operates under highly competitive conditions resulting from the globalized nature of the industry, high fixed costs and the resulting need for scale economies, market dynamics including share in mature economies and positioning in emerging economies, and the low cost of switching for the end consumer. Accordingly, OEMs rigorously evaluate suppliers on the basis of financial viability, product quality, price competitiveness, technical expertise and development capability, new product innovation, reliability and timeliness of delivery, product design and manufacturing capability and flexibility, customer service and overall management. The Company’s primary independent competitors include Alpine Electronics, Inc., Automotive Lighting Reutlingen GmbH, Behr GmbH & Co. KG, Continental AG, Delphi Corporation, Denso Corporation, Faurecia Group, Harman International AKG, Hella KGaA, International Automotive Components Group, Johnson Controls, Inc., Koito Manufacturing Co., Ltd., Magna International Inc., Robert Bosch GmbH and Valéo S.A.
The Company’s Product Sales Backlog
Expected net product sales for 2011 through 2013 from new programs, less net sales from phased-out, lost and canceled programs are approximately $700 million. The Company’s estimate of expected net sales may be impacted by various assumptions, including vehicle production levels on new programs, customer price reductions, currency exchange rates and the timing of program launches. In addition, the Company typically enters into agreements with its customers at the beginning of a vehicle’s life for the fulfillment of customers’ purchasing requirements for the entire production life of the vehicle. These agreements generally may be terminated by customers at any time and, accordingly, expected net sales information does not represent firm orders or firm commitments.
The Company’s International Operations
Financial information about sales and net property by major geographic region can be found in Note 23, “Segment Information,” to the Company’s consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K. The attendant risks of the Company’s international operations are primarily related to currency fluctuations, changes in local economic and political conditions, and changes in laws and regulations.

The following table sets forth the Company’s net sales, including product sales and services revenues, and net property and equipment by geographic region as a percentage of total consolidated net sales and total consolidated net property and equipment, respectively.

				Net Property
	Net Sales			and Equipment
	Year Ended December 31			December 31
	2010	2009	2008	2010	2009
Geographic region:
United States	19%	26%	28%	15%	28%
Mexico	1%	—	1%	2%	3%
Canada	1%	1%	1%	2%	1%
Intra-region eliminations	(1)%	(1)%	(1)%	—	—

Total North America	20%	26%	29%	19%	32%
Germany	2%	2%	3%	2%	2%
France	9%	9%	8%	6%	8%
United Kingdom	—	1%	4%	—	—
Portugal	5%	7%	6%	5%	6%
Spain	6%	4%	7%	3%	4%
Czech Republic	7%	7%	7%	8%	11%
Hungary	5%	5%	5%	4%	4%
Other Europe	6%	4%	3%	4%	3%
Intra-region eliminations	(1)%	(2)%	(2)%	—	—

Total Europe	39%	37%	41%	32%	38%
Korea	28%	24%	22%	30%	17%
China	6%	6%	3%	6%	4%
India	4%	3%	2%	6%	3%
Japan	3%	2%	2%	1%	1%
Other Asia	3%	2%	2%	2%	2%
Intra-region eliminations	(3)%	(3)%	(1)%	—	—

Total Asia	41%	34%	30%	45%	27%
South America	7%	6%	5%	4%	3%
Inter-region eliminations	(7)%	(3)%	(5)%	—	—

	100%	100%	100%	100%	100%

Seasonality and Cyclicality of the Company’s Business
Historically, the Company’s business has been moderately seasonal because its largest North American customers typically cease production for approximately two weeks in July for model year changeovers and approximately one week in December during the winter holidays. Customers in Europe historically shut down vehicle production during a portion of August and one week in December. Additionally, third quarter automotive production traditionally is lower as new vehicle models enter production.
However, the market for vehicles is cyclical and is heavily dependent upon general economic conditions, consumer sentiment and spending and credit availability. During 2008 and 2009, the automotive sector was negatively impacted by global economic instability and the lack of available credit. Although global automobile production during 2009 was lower than 2008, the severity of the decline was masked by numerous government stimulus programs and significant growth in certain emerging automotive markets, which caused vehicle production volumes to vary from historical patterns.
The Company’s Workforce and Employee Relations
The Company’s workforce as of December 31, 2010 included approximately 26,500 persons, of which approximately 8,000 were salaried employees and 18,500 were hourly workers. In connection with the ACH Transactions, the Company terminated its lease from Ford of its UAW Master Agreement hourly workforce. Many of the Company’s Europe and Mexico employees are members of industrial trade unions and confederations within their respective countries. Many of these organizations operate under collectively bargained contracts that are not specific to any one employer. The Company constantly works to establish and maintain positive, cooperative relations with its unions around the world and believes that its relationships with unionized employees are satisfactory. The Company experienced work stoppages of varying lengths in Europe and Asia during the past three years. These stoppages primarily were either national in nature, aimed at customers or were in anticipation of Company restructuring activities at particular facilities.
The Company’s Product Research and Development
The Company’s research and development efforts are intended to maintain leadership positions in core product lines and provide the Company with a competitive edge as it seeks additional business with new and existing customers. The Company also works with technology development partners, including customers, to develop technological capabilities and new products and applications. Total research and development expenditures were approximately $353 million in 2010 and $328 million in 2009, decreasing from $434 million in 2008. The decreases are attributable to divestitures and plant closures, shifting engineering headcount from higher-cost to lower-cost countries, as well as, continued cost improvement efforts.
The Company’s Intellectual Property
The Company owns significant intellectual property, including a number of patents, copyrights, proprietary tools and technologies and trade secrets and is involved in numerous licensing arrangements. Although the Company’s intellectual property plays an important role in maintaining its competitive position, no single patent, copyright, proprietary tool or technology, trade secret or license, or group of related patents, copyrights, proprietary tools or technologies, trade secrets or licenses is, in the opinion of management, of such value to the Company that its business would be materially affected by the expiration or termination thereof. The Company’s general policy is to apply for patents on an ongoing basis, in appropriate countries, on its patentable developments which are considered to have commercial significance.
The Company also views its name and mark as significant to its business as a whole. In addition, the Company holds rights in a number of other trade names and marks applicable to certain of its businesses and products that it views as important to such businesses and products.

The Company’s Raw Materials and Suppliers
Raw materials used by the Company in the manufacture of its products include aluminum, resins, precious metals, steel, urethane chemicals and electronics components. All of the materials used are generally available from numerous sources. In general, the Company does not carry inventories of raw materials in excess of those reasonably required to meet production and shipping schedules.
During 2010, the Company’s Electronics product line incurred increased costs associated with premium shipping and manufacturing inefficiencies related to semiconductor material supply shortages. Although the Company is working closely with its customers and suppliers to manage the industry supply shortage, this condition is expected to continue into the foreseeable future. No assurance can be provided that the Company will be successful in managing this shortage and if the Company was to experience a significant or prolonged shortage of critical components and could not otherwise procure necessary components, the Company would be unable to meet its production schedules for some of its key products. Failing to meet production schedules would adversely affect the Company’s results of operations, financial position and cash flows. To date, the Company has not experienced any other significant shortages of raw materials nor does it anticipate any other significant interruption in the supply of raw materials.
The automotive supply industry is subject to inflationary pressures with respect to raw materials which have historically placed operational and financial burdens on the entire supply chain. Accordingly, the Company continues to take actions with its customers and suppliers to mitigate the impact of these inflationary pressures in the future. Actions to mitigate inflationary pressures with customers include collaboration on alternative product designs and material specifications, contractual price escalation clauses and negotiated customer recoveries. Actions to mitigate inflationary pressures with suppliers include aggregation of purchase requirements to achieve optimal volume benefits, negotiation of cost reductions and identification of more cost competitive suppliers. While these actions are designed to offset the impact of inflationary pressures, the Company cannot provide assurance that it will be successful in fully offsetting increased costs resulting from inflationary pressures.
Impact of Environmental Regulations on the Company
The Company is subject to the requirements of federal, state, local and foreign environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. The Company is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at properties it presently owns or operates and at third-party disposal or treatment facilities to which these sites send or arranged to send hazardous waste. The Company makes capital expenditures in the normal course of business as necessary to ensure that its facilities are in compliance with applicable environmental laws and regulations. For 2010, capital expenditures associated with environmental compliance were not material nor did such expenditures have a materially adverse effect on the Company’s earnings or competitive position. The Company does not anticipate that its environmental compliance costs will be material in 2011.
The Company is aware of contamination at some of its properties. The Company is in various stages of investigation and cleanup at these sites and at December 31, 2010, had recorded a reserve of approximately $1 million for this environmental investigation and cleanup. However, estimating liabilities for environmental investigation and cleanup is complex and dependent upon a number of factors beyond the Company’s control and which may change dramatically. Accordingly, although the Company believes its reserve is adequate based on current information, the Company cannot provide any assurance that its ultimate environmental investigation and cleanup costs and liabilities will not exceed the amount of its current reserve.
The Company’s Website and Access to Available Information
The Company’s current and periodic reports filed with the United States Securities and Exchange Commission (“SEC”), including amendments to those reports, may be obtained through its internet website at www.visteon.com free of charge as soon as reasonably practicable after the Company files these reports with the SEC. A copy of the Company’s code of business conduct and ethics for directors, officers and employees of Visteon and its subsidiaries, entitled “Ethics and Integrity Policy,” the Corporate Governance

Guidelines adopted by the Company’s Board of Directors and the charters of each committee of the Board of Directors are also available on the Company’s website. A printed copy of the foregoing documents may be requested by contacting the Company’s Investor Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (734) 710-5800; or via email at investor@visteon.com.